Exhibit 10.2

HILL INTERNATIONAL, INC.

2016 EXECUTIVE RETENTION PLAN

RETENTION PLAN PARTICIPATION AGREEMENT

THIS RETENTION PLAN PARTICIPATION AGREEMENT (the “Agreement”) made as of this      day of            ,       , by and between Hill International, Inc. (the “Company”) and         (the “Participant”), sets forth the terms of the Participant’s Severance Benefit as provided under the Hill International, Inc. 2016 Executive Retention (the “Plan”).  For the purpose of this Agreement, all capitalized terms in this Agreement shall have the definition ascribed to them in the Plan.

1.                                      Severance Benefit. Upon an Involuntary Termination, (a) the Participant is entitled to receive, and the Company shall make, one lump sum cash payment sixty (60) days after such Involuntary Termination (other than in the event of an Involuntary Termination by the Employee for Good Reason, in which case such cash payment shall be made six (6) months following Participant’s termination of employment with the Company in accordance with the terms of Section 12 below), in an amount equal to one (1) times the Participant’s Base Salary, subject to the terms and conditions as set forth in this Agreement and the Plan.

Upon an Involuntary Termination within one (1) year following any Change in Control, (a) the Participant is entitled to receive, and the Company shall make, one lump sum cash payment sixty (60) days after such Involuntary Termination (other than in the event of an Involuntary Termination by the Employee for Good Reason, in which case such cash payment shall be made six (6) months following Participant’s termination of employment with the Company in accordance with the terms of Section 12 below), in an amount equal to two (2) times the Participant’s Base Salary, subject to the terms and conditions as set forth in this Agreement and the Plan and (b) any and all unvested stock options, stock grants or other stock based compensation granted to the Participant shall then immediately vest.  As indicated herein, the Participant must sign and not revoke a Release Agreement as a condition of receiving the Severance Benefit.  The Participant shall not sign a Release Agreement any sooner than the Employment Termination Date.  For the purposes of the timing of payment of the Severance Benefit under this Agreement, the Company shall make payment of the Severance Benefit subject to the seven (7) day Revocation Period described in the Release Agreement.

2.                                      Release Agreement. The payments and benefits set forth in Section 1 shall be conditioned upon the Participant’s execution, delivery and non-revocation of a valid and enforceable general release of claims satisfactory to the Company (the “Release Agreement”) in favor of the Company Released Parties (as defined therein).  The form of the Release Agreement shall be substantially in the form attached hereto as Exhibit A but which may be modified by the Company taking into account applicable local law.

3.                                      Successors; Binding Agreement. The Plan and this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the

Company shall have the right to assign its obligations under the Plan and this Agreement, in whole or in part, to any successor employer or its affiliates, in which case, the Company shall have no further liability with respect to the assigned obligations (but shall remain entitled to its rights or benefits) pursuant to the Plan and this Agreement.  The Participant further hereby consents and agrees that Employer may assign this Agreement and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of the Company’s control and/or ownership of its assets or business.

4.                                      Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any other agreements with the Company.  Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by the Plan.

5.                                      No Guaranteed Employment.  The Participant and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Participant and the Company, the employment of the Participant by the Company is “at will” and may be terminated by either the Participant or the Company at any time.  The terms of this Agreement and the Plan are not intended to and should not be construed as providing a guarantee of employment for a specific term or length of time.

6.                                      Confidential Company Information.  While employed by the Company, the Company has and will continue to provide the Participant with access to, and may confide in him, information, business methods and systems, techniques and methods of operation developed at great expense by the Company and which are assets of the Company.  The Participant recognizes and acknowledges that: (a) all Confidential Information (as defined below) is the property of the Company and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (b) the misuse, misappropriation or unauthorized disclosure by the Participant of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Company; and (c) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that the Participant not disclose the Confidential Information to others or use same to his own advantage or to the advantage of others.  Accordingly, the Participant shall not, while employed by the Company or thereafter, directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity, or use on his own behalf, any confidential and proprietary information of the Company, including, but not limited to, information relating to strategic plans, sales, costs, client lists, client preferences, client identities, investment strategies, computer programs, profits or the business affairs and financial condition of the Company, or any of its clients, or any of the Company’s business methods, systems, marketing materials, clients or techniques (collectively “Confidential Information”), except for (i) such disclosures where required by law, but only after written notice to the Company detailing the circumstances and legal requirement for the disclosure; or (ii) as authorized during the performance of the Participant’s duties for such use or purpose as are reasonably believed by the Participant to be in the best interests of the Company.  Notwithstanding the foregoing, this Agreement does not limit or proscribe in any way Participant’s ability to communicate truthfully with any government agencies pursuant to applicable whistleblower laws or regulations.  At any time, upon request, the Participant shall deliver to the Company all of its property including, but not limited to, its Confidential Information (whether electronically stored or otherwise) which are in his possession or under his control.  Property to be returned includes, but is not limited to, notebook pages, documents, records, prototypes, client files, drawings, electronically stored data, computer media or any other materials or property in the Participant’s possession.

To the maximum extent enforceable under applicable law, the Participant understands and agrees that: (y) the existence and terms of the Plan and this Agreement are confidential and are not to be discussed with or disclosed to any third party or other employee of the Company (other than the Chief Executive Officer, Chief Administrative Officer, or General Counsel of the Company), and (z) in the event that the Participant fails to comply with this confidentiality obligation, then the Participant will not be viewed as an individual eligible for the Severance Benefit under the terms of the Plan and this Agreement.

7.                                      Non-Interference.  The Participant agrees that for a period of twelve (12) months following the end of employment with the Company, for whatever reason, he will not, directly or indirectly, for himself or on behalf of any third party, at any time or in any manner:

a.                                      request or cause any of the Company’s clients or potential clients to cancel, modify or terminate any existing or continuing or, to the Participant’s knowledge, prospective business relationship with the Company;

b.                                      directly or indirectly, personally or as an employee, partner, stockholder, officer, director, member, contractor, consultant or agent of or for any other person, solicit, recruit, hire, authorize, encourage, request, induce, approve or otherwise cause or attempt to influence any employee or contractor of the Company to terminate, in whole or in part, such employment or contractor relationship.  In addition, the Participant shall not, directly or indirectly, interfere in any way with the Company’s contractual or professional relationships with any employee or contractor of the Company;

c.                                       engage in or participate in any effort or act to induce, or in any way cause, any client or, to Participant’s knowledge, prospective client of the Company, to deal with the Participant or any other person or entity except in a capacity as representative of the Company, or otherwise take any action which might reasonably be expected to be disadvantageous to the Company;

d.                                      persuade, induce, solicit, influence or attempt to influence any client or, to the Participant’s knowledge, prospective client of the Company to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Company;

e.                                       accept business from, or perform or provide any services for, any client, or to the Participant’s knowledge, prospective client of the Company;

f.                                        contract with or communicate with, in either case in connection with services, any client or, to the Participant’s knowledge, prospective client of the Company; or

g.                                       provide any third party with any information concerning any client, or to the Participant’s knowledge, prospective client of the Company, including but not limited to, the disclosure of any client name or data, in whatever form, to such third party.

8.                                      Non-Compete.  For a period of twelve (12) months following the end of employment with the Company, for whatever reason, the Participant shall not, within the United States or in any foreign country in which the Participant has rendered services for the Company during the term of employment, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that provides services and/or products that are competitive with those provided by the Company.  The Participant specifically acknowledges that the nature of the Company’s activities is such that competitive activities could be conducted effectively within the territory described above, and that the geographical and temporal limitations, in view of the nature of the Company’s business, is reasonable and necessary to protect its legitimate business interests.

9.                                      Injunctive Relief.  The Participant acknowledges that his compliance with the covenants in Sections 6, 7 and 8 hereof is necessary to protect the good will, Confidential Information and other proprietary interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by the Participant of any such provision, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages.  Accordingly, the Participant agrees that, in the event of such violation or threatened violation by him, the Company shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to the Company.  The Participant further acknowledges that he has carefully considered the nature and extent of the restrictions contained herein and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable, are designed to protect the legitimate business interests of the Company, and do not confer benefits upon the Company disproportionate to the detriment upon him.  In the event that the Participant violates any of the covenants in this Agreement and the Company commences legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants, computed from the date the Participant ceased violation of the covenants, either by order of the court or otherwise.  The Participant acknowledges that any claim or cause of action he may have against the Company shall not constitute a defense to the enforcement by the Company of his covenants in this Agreement (e.g., these covenants are independent of any other provision in this Agreement and of any other promise made to the Participant).  The Participant also acknowledges that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship.  Without limiting the foregoing, in the event of a breach by the Participant of any provision of Section 6, 7 or 8 of this Agreement, the Company’s obligations under this Agreement shall immediately terminate, the Participant shall not be entitled to any additional monetary payments or benefits of any kind whatsoever and the Participant shall reimburse the Company for all of its reasonable attorneys’ fees and costs associated with any legal or equitable proceedings or litigation seeking to enforce the terms of this Agreement.

10.                               Consent. By executing this Agreement, the Participant hereby approves and consents to the terms of the Agreement.

11.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and the Company or, in the event of assignment, the successor employer.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12.                               Section 409A Considerations.  All of the payments and benefits payable pursuant to this Agreement are intended to comply with, or be exempt from, Section 409A to the extent the requirements of Section 409A are applicable hereto, and the provisions of this Agreement shall be construed and administered in a manner consistent with that intention. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s termination of employment with the Company, the Participant is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the extent necessary to comply with the requirements of Section 409A until the first business day that is more than six (6) months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company’s Board of Directors, that does not cause such an accelerated or additional tax.  In the event that payments under this Agreement are deferred pursuant to this paragraph in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified hereunder without any interest thereon.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.  Without limiting the foregoing, the terms “terminates” or “termination of employment” or similar terms used in the Plan shall be interpreted to mean to occur when a “separation of service” occurs as defined under Section 409A.

13.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania to the extent not superseded by Federal law.

14.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.                               Entire Agreement.  This Agreement (together with the Plan) constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof except that any non-solicitation, confidentiality and/or return of property agreements between the parties are not superseded but expressly preserved by this Agreement.

16.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement as of the day and year first above written.

HILL INTERNATIONAL, INC.

By:
	Name:	David L. Richter
	Title:	Chief Executive Officer

PARTICIPANT

«Name»

Exhibit A

Release Agreement

This Release Agreement (this “Release Agreement”) dated as of [         ], 201[   ] (the “Effective Date”) is entered into by [                 ] (the “Employee”) for the benefit of Hill International, Inc., a Delaware corporation (the “Company”), and its affiliates.

In consideration of the payments described in Section 1 of the Retention Plan Participation Agreement dated as of            [   ], 2016 by and between the Company  and the Employee (the “Retention Plan Participation Agreement”) and other good and valuable consideration, which are given to the Employee specifically in exchange for this release as a result of negotiations between the Company and the Employee, the Employee, on behalf of himself/herself, his/her heirs, successors and assigns, hereby releases and discharges the Company, its subsidiaries and affiliates, its and their employee benefit plans, its and their current or former directors, officers, Employees, agents, insurers, attorneys, consultants, and auditors, and any and each of their successors and assigns and predecessors (“Company Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs incurred) (“Claims”), known and unknown, including, but not limited to, those Claims related in any way to the Employee’s employment with the Company or any of its affiliates, or the termination of Employee’s employment relationship or positions as an officer or employee of the Company, arising on or prior to the Effective Date.  The waivers in this Release Agreement shall not waive the Employee’s rights respecting the Company’s obligations under the Retention Plan Participation Agreement and claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) of the Company.

For the purposes of implementing a full and complete release and discharge of the Company Released Parties, the Employee expressly acknowledges that this Release Agreement is intended to include in its affect, without limitation, all Claims which Employee does not know or suspect to exist in his/her favor at the time Employee signs this Release Agreement, and that this Release Agreement is intended to fully and finally resolve any such Claim or Claims.

This release specifically includes, but is not limited to, rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, ERISA (except as otherwise stated herein), the Employee protection provisions of the Federal Deposit Insurance Act (12 U.S.C. § 1831j), Title VII of the Civil Rights Act of 1964, the Sarbanes Oxley Act of 2002, as well as any other local, state, federal or foreign laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, tortious interference with contract or

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prospective economic advantage, defamation, loss of consortium, infliction of emotional distress; or any claim for any compensation, including, but not limited to additional compensation, back pay, front pay, or benefits (other than as provided for in the Retention Plan Participation Agreement), severance, reinstatement, or any other form of economic loss; and all claims for personal injury, including, but not limited to: mental anguish, emotional distress, pain and suffering, humiliation, and damage to name or reputation; and all claims for liquidated damages and punitive damages and all claims for counsel fees and costs.

The Employee represents that he/she has not filed any Claim that was released in this Release Agreement against the Company Released Parties with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that the covenants contained herein will not prevent the Employee from filing a claim to enforce the terms of the Retention Plan Participation Agreement or any other Claim not released hereunder.  If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release Agreement shall prevent the Employee from cooperating in such proceedings.

Employee represents that he/she has read carefully and fully understands the terms of this Release Agreement, and that Employee has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release Agreement.  Employee acknowledges that he/she is executing this Agreement voluntarily and knowingly and that he/she has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Agreement, other than those set forth in the Retention Plan Participation Agreement and this Release Agreement.  Employee acknowledges that Employee has been given at least forty-five (45) days to consider whether Employee wants to sign this Release Agreement and that the Age Discrimination in Employment Act gives Employee the right to revoke this Release Agreement within seven (7) days after it is signed, and Employee understands that he/she will not receive any payments not otherwise due him/her under this Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Employee has not revoked this Agreement.  Employee may revoke the Agreement during the Revocation Period by providing written notice of the revocation to the Company’s Senior Vice President and Chief Administrative Officer at the Company’s corporate office at One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, Pennsylvania 19103.  Upon such revocation, this Release Agreement and Section 1 of the Retention Plan Participation Agreement shall be null and void and of no further force and effect.  To the extent Employee has executed this Agreement within less than forty-five (45) days after its delivery to Employee, Employee hereby acknowledges that his/her decision to execute this Release Agreement prior to the expiration of such forty-five (45) day period was entirely voluntary.

The Employee understands and acknowledges the significance of this Release Agreement and acknowledges that this Release Agreement is voluntary and has not been given as a result of any coercion.  The Employee also acknowledges that he/she has been given full opportunity to review and negotiate the Retention Plan Participation Agreement and this Release Agreement, that he/she has been specifically advised to consult with legal counsel prior to signing it, that

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he/she has in fact carefully reviewed it with his/her attorney before signing it, and that he/she executes this Release Agreement only after full reflection and analysis.

Other than as to rights, claims and causes of action arising under the Age Discrimination in Employment Act, the release of claims set forth in this Release Agreement shall be immediately effective upon execution by the Employee.

The Employee acknowledges and agrees that he/she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

The Employee acknowledges that the payments he/she is receiving under Section 1 of the Retention Plan Participation Agreement in connection with the release of claims set forth in this Release Agreement are in addition to anything of value to which the Employee is entitled from the Company.

Each provision hereof is severable from this Release Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release Agreement is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

This Release Agreement constitutes the complete agreement in respect of the subject matter hereof and shall supersede all prior agreements between the Company and the Employee in respect of the subject matter hereof except to the extent set forth herein.

The failure to enforce at any time any of the provisions of this Release Agreement or to require at any time performance by the Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release Agreement, or any part hereof, or the right of the Company thereafter to enforce each and every such provision in accordance with the terms of this Release Agreement.

This Release Agreement shall be binding upon any and all successors and assigns of the Employee and the Company.

Except for issues or matters as to which federal law is applicable, this Release Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Employee has executed this Agreement as of the date set forth above.

Employee

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